EXHIBIT 11.1

PIRANHA INTERACTIVE PUBLISHING, INC.

COMPUTATION OF LOSS PER COMMON SHARE


                                       Three Months Ended       Nine Months Ended
                                          September 30,           September 30,
                                     ----------------------  -------------------------
                                        1996        1997        1996          1997
                                        ----        ----        ----          ----
Net loss for loss per
  share calculation                              $ (675,363)               $(1,627,210)
                                                 ==========                ===========
Pro forma net loss for loss
  per share calculation              $ (199,782)             $ (513,166)
                                     ==========              ==========
Shares:

Weighted average number of common
shares outstanding                    1,600,000   1,808,696   1,627,395      1,670,330
                                     ----------  ----------  ----------    -----------
Less the weighted average number of
shares of common stock in escrow      1,225,000   1,225,000   1,225,000      1,225,000
                                     ----------  ----------  ----------    -----------
Weighted average number of common
shares outstanding                      375,000     583,696     402,395        445,330
                                     ==========  ==========  ==========    ===========
Net loss per common share                        $    (1.16)               $     (3.65)
                                                 ==========                ===========
Pro forma net loss per common share  $    (0.53)             $    (1.28)
                                     ==========              ==========